Exhibit 5.1

[LETTERHEAD OF LATHAM & WATKINS LLP]

March 22, 2012

Allison Transmission Holdings, Inc.

One Allison Way

Indianapolis, Indiana 46222

Re:	Registration Statement on Form S-8; 30,167,057 shares of Common Stock,

par value $0.01 per share, of Allison Transmission Holdings, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Allison Transmission Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of 30,167,057 shares of common stock, $0.01 par value per share (the “Shares”) issuable under the Company’s 2011 Equity Incentive Award Plan (the “2011 Plan”) and Equity Incentive Plan of Allison Transmission Holdings, Inc. (the “Prior Plan,” and together with the 2011 Plan, the “Plans”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”) filed with the Securities and Exchange Commission (the “Commission”) on March 22, 2012 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by and pursuant to the Plans, and assuming in each case that the individual issuances, grants or awards under the Plans are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the applicable Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

March 22, 2012

We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP